                                   EXHIBIT 3.1

                                                          Federal Identification
                                                              Number: 06-1047163
                                                                      ----------

                        THE COMMONWEALTH OF MASSACHUSETTS
                             William Francis Galvin
                          Secretary of the Commonwealth
              One Ashburton Place, Boston, Massachusetts 02108-1512

                        RESTATED ARTICLES OF ORGANIZATION
                    (GENERAL LAWS, CHAPTER 156B, SECTION 74)

We, Henri A. Termeer, *President and Peter Wirth, *Clerk of Genzyme Corporation located at One Kendall Square, Cambridge, MA 02139 do hereby certify that the following Restatement of the Articles of Organization was duly adopted at a meeting held on June 6, 1996 by a vote of the directors
_____ shares of _________________ of _________ shares outstanding
_____ shares of _________________ of _________ shares outstanding, and
_____ shares of _________________ of _________ shares outstanding,

**being at least a majority of each type, class or series outstanding and entitled to vote thereon:/**being at least two-thirds of each type, class or series outstanding and entitled to vote thereon and of each type, class or series of stock whose rights are adversely affected thereby:

                                    ARTICLE I
                         The name of the corporation is:

                               GENZYME CORPORATION

                                   ARTICLE II
The purpose of the corporation is to engage in the following business activities:

TO DEVELOP, MANUFACTURE AND SELL HUMAN HEALTH CARE PRODUCTS AND TO ENGAGE GENERALLY IN ANY BUSINESS THAT MAY LAWFULLY BE CARRIED ON BY A CORPORATION FORMED UNDER CHAPTER 156B OF THE GENERAL LAWS OF MASSACHUSETTS.

*Delete the inapplicable words.             **Delete the inapplicable clause.
1For amendments adopted pursuant to Chapter 156B, Section 70.
2For amendments adopted pursuant to Chapter 156B, Section 71.

                                   ARTICLE III

State the total number of shares and par value, if any, of each class of stock which the corporation is authorized to issue:
================================================================================
   WITHOUT PAR VALUE                     WITH PAR VALUE
--------------------------------------------------------------------------------
  TYPE       NUMBER OF      TYPE           NUMBER OF          PAR VALUE
              SHARES                        SHARES
--------------------------------------------------------------------------------
Common:                   Common:         240,000,000*          $.01
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Preferred:                Preferred:       10,000,000**         $.01
--------------------------------------------------------------------------------

================================================================================

*of which 200,000,000 shares shall have been designated as General Division Common Stock and 40,000,000 shares have been designated as Tissue Repair Division Common Stock

**of which 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock and 400,000 shares have been designated as Series B Junior Participating Preferred Stock.

                                   ARTICLE IV
If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other of which shares are outstanding and of each series then established within any class.

                             SEE CONTINUATION PAGES


                                    ARTICLE V
The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are:

                                      NONE

                                   ARTICLE VI
**Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

                             SEE CONTINUATION PAGES

**If there are no provisions state "None".

NOTE: The preceding six (6) articles are considered to be permanent and may ONLY be changed by filing appropriate Articles of Amendment.

                                   ARTICLE VII
The effective dat of the Restated Articles of Organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a LATER effective date is desired, specify such date which shall nor be more than THIRTY DAYS after the date of filing.

                                  ARTICLE VIII
THE INFORMATION CONTAINED IN ARTICLE VII IS NOT A PERMANENT PART OF THE ARTICLES OF ORGANIZATION.

a. The street address (post office boxes are not acceptable) of the principal office of the Corporation in MASSACHUSETTS is:

         One Kendall Square, Cambridge, MA 02139

b. The name, residential address and post office address of each director and officer is as follows:

      NAME                          RESIDENTIAL ADDRESS                         POST OFFICE ADDRESS
President:

Henri A. Termeer                    65-3 Commercial Wharf                       c/o Genzyme Corporation
                                    Boston, MA 02110                            One Kendall Square
                                                                                Cambridge, MA 02139
Treasurer:

Evan M. Lebson                      5 Arbetter Drive                            same as above
                                    Framnigham, MA 01701

Clerk:

Peter Wirth                         37 Hancock Street                           same as above
                                    Boston, MA 02114

Directors:

Henri A. Termeer                    same as above                               same as above

Douglas A. Berthiaume               114 Cara Drive                              same as above
                                    N. Andover, MA 01845

Robert J. Carpenter                 9 Lowell Road                               same as above
                                    Wellesley, MA 02181



Henry R. Lewis                      35 Clover Street                            same as above
                                    Belmont, MA 02178

Constantine Anagstopoulos           29 Portland Drive                           same as above
                                    St. Louis, MO 63131

Henry E. Blair                      2580 Main Street                            same as above
                                    Barnstable, MA 02630

Charles L. Cooney                   35 Chestnut Street                          same as above
                                    Brookline, MA 02139


c. The fiscal year (i.e. tax year) of the corporation shall end on the last day of the month of: December

d. The name and business address of the resident agent, if any, of the corporation is: NONE

** We further certify that the foregoing Restated Articles of Organization affect no amendments to the Articles of Organization of the corporation as heretofore amended, except amendments to the following article. Briefly describe amendments below: NONE


SIGNED UNDER THE PENALTIES OF PERJURY, this 25th day of July, 1996,

 /s/ Henri A. Termeer            President
 --------------------------------

 /s/ Peter Wirth                 Clerk
 --------------------------------

                                   ARTICLE IV

                          DESCRIPTION OF CAPITAL STOCK
                          ----------------------------

A.       AUTHORIZED CAPITAL STOCK

         The total number of shares of all classes of capital stock which the Corporation shall be authorized to issue is two hundred fifty million (250,000,000) shares, consisting of two hundred million (200,000,000) shares of General Division Common Stock, $.01 par value per share (the "General Stock"), forty million (40,000,000) shares of Tissue Repair Division Common Stock, $.01 par value per share (the "TR Stock"), and ten million (10,000,000) shares of Preferred Stock, $.01 par value per share (the "Preferred Stock").

         On December 16, 1994, the effective date of the amendment to these Articles that created the Tissue Repair Division Common Stock, and without any further action on the part of the Corporation or its stockholders, each share of the Corporation's Common Stock then issued and outstanding was redesignated as one fully paid and nonassessable share of General Stock.


B.       DESCRIPTION OF THE GENERAL STOCK AND THE TR STOCK

         A description of the General Stock and the TR Stock and a statement of their respective preferences, voting powers, qualifications and special or relative rights or privileges is as follows:

         1.       DIVIDENDS AND DISTRIBUTIONS

         Subject to the express terms of any outstanding series of Preferred Stock, dividends may be declared and paid upon the General Stock or the TR Stock upon the terms provided for below with respect to each such class, in such amounts and at such times as the Board of Directors may determine.

                  A. DIVIDENDS ON GENERAL STOCK. Dividends on General Stock may be declared and paid only out of the lesser of (a) funds of the Corporation legally available therefor and (b) the Available General Dividend Amount.

                  B. DIVIDENDS ON TR STOCK. Dividends on TR Stock may be declared and paid only out of the lesser of (a) funds of the Corporation legally available therefor and (b) the Available Tissue Repair Dividend Amount.

                  C. DISCRIMINATION BETWEEN CLASSES OF GENERAL STOCK. Subject to the provisions of paragraphs IV.B.1.a. and IV.B.1.b., the Board of Directors may, in its sole discretion, declare and pay dividends exclusively on either class of common stock, or both, in equal or unequal amounts, notwithstanding the amounts available for the payment of dividends on each class, the respective voting and liquidation rights of each class, the amounts of prior dividends declared on each class or any other factor.

         2. EXCHANGE OF TR STOCK. Shares of TR Stock are subject to exchange upon the terms and conditions set forth below:

                  A. OPTIONAL EXCHANGE OF TR STOCK. At any time after the later of (i) December 31, 1995 and (ii) equity investments in TR Stock by investors (other than purchasers of TR Stock pursuant to the Corporation's stock option, stock purchase or other employee benefit plans), the proceeds of which are allocated to the Tissue Repair Division, or the allocation of cash or cash equivalents from the General Division to the Tissue Repair Division, or any combination of such equity investments and allocations, aggregating not less than ten million dollars ($10,000,000), the Board of Directors may declare that each of the outstanding shares of TR Stock shall be exchanged, on an Exchange Date set forth in a notice to holders of TR Stock pursuant to paragraph IV.B.2.c.(1), for (a) a number of fully paid and nonassessable shares of General Stock (calculated to the nearest five decimal places) equal to (1) 130% of the Fair Market Value of one share of the TR Stock (the "Exchange Amount") as of the date of the first public announcement by the Corporation (the "Announcement Date") of such exchange divided by (2) the Fair Market Value of one share of General Stock as of such Announcement Date or (b) cash equal to the Exchange Amount, or (c) any combination of General Stock and cash equal to the Exchange Amount as determined by the Board of Directors.

                  B. MANDATORY EXCHANGE OF TR STOCK. In the event of the Disposition, in one transaction or a series of related transactions, by the Corporation of all or substantially all of the properties and assets allocated to the Tissue Repair Division (other than in connection with the Disposition by the Corporation of all or substantially all of its properties and assets in one transaction or a series of related transactions) to any person, entity or group (other than (x) any entity in which the Corporation, directly or indirectly, owns all of the equity interest or (y) any entity formed at the direction of the Corporation in connection with obtaining financing for the programs or products of the Tissue Repair Division under an arrangement which provides the Corporation with an option to reacquire such properties and assets or retain or obtain substantial manufacturing or marketing rights with respect to any products developed by such entity, in each case for the benefit of the Tissue Repair Division), the Corporation shall, on or prior to the first Business Day after the 90th day following the consummation of such Disposition, exchange each outstanding share of TR Stock for (a) a number of fully paid and nonassessable shares of General Stock (calculated to the nearest five decimal places) equal to
(1) the Exchange Amount as of the Announcement Date of such Disposition divided by (2) the Fair Market Value of one share of General Stock as of such Announcement Date or (b) cash equal to the Exchange Amount, or (c) any combination of General Stock and cash equal to the Exchange Amount as determined by the Board of Directors. For purposes of this paragraph:

                           (1) "substantially all of the properties and assets
allocated to the Tissue Repair Division" shall mean a portion of the properties and assets allocated to the Tissue Repair Division (A) that represents at least 80% of the then-current fair value (as determined by the Board of Directors) of, or (B) to which is attributable at least 80% of the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of the Corporation derived from, the properties and assets allocated to the Tissue Repair Division; and

                           (2) in the case of a Disposition of properties and
assets in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions.

                  C. GENERAL EXCHANGE PROVISIONS. In the event of any exchange of TR Stock for shares of General Stock pursuant to paragraph IV.B.2.a. or IV.B.2.b., the following provisions shall apply:

                           (1) The Corporation shall cause to be given to each
record holder of shares of the TR Stock a notice stating (a) that shares of TR Stock shall be exchanged for shares of General Stock or for cash or a combination thereof, (b) the date on which the exchange shall become effective (the "Exchange Date"), (c) the number of shares of General Stock or cash or combination thereof to be received by such holder with respect to each share of the TR Stock held by such holder, including details as to the calculation thereof and (d) the place or places where certificates for shares of TR Stock, properly endorsed or assigned for transfer are to be surrendered for delivery of certificates for shares of General Stock or cash or a combination thereof (unless the Corporation shall waive such requirement). Such notice shall be sent by first-class mail, postage prepaid, not less than 30 nor more than 60 days prior to the Exchange Date to each holder of shares of TR Stock at such holder's address as the same appears on the stock transfer books of the Corporation. Neither the failure to mail such notice to any particular holder of shares TR Stock nor any defect therein shall affect the sufficiency thereof with respect to any other holder of shares of TR Stock.

                           (2) The Corporation shall not be required to issue or
deliver fractional shares of General Stock to any holder of shares of TR
Stock upon any such exchange. If more than one share of TR Stock shall be held by the same holder of record, the Corporation shall aggregate the number of shares of General Stock that shall be issuable to such holder upon any such exchange. If the total number of shares of General Stock to be so issued to any holder of record of shares of TR Stock includes a fraction, the Corporation shall, if such fraction is not issued or delivered to such holder, either arrange for the disposition of such fraction by or on behalf of such holder or pay the fair value of such fraction, based upon the Fair Market Value of the General Stock on the Exchange Date.

                           (3) No adjustments in respect of dividends shall be
made upon the exchange of any shares of TR Stock; provided, however, that if the Exchange Date shall be subsequent to the record date for determining holders of TR Stock entitled to the payment of a dividend or other distribution thereon or with respect thereto, the holders of shares of TR

Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding the exchange of such shares.

                           (4) Before any holder of shares of TR Stock shall be
entitled to receive certificates representing shares of General Stock or cash or a combination thereof to be received by such holder with respect to the exchange of such shares of TR Stock, such holder shall surrender at such place as the Corporation shall specify certificates for such shares of TR Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement). The Corporation will as soon as practicable after such surrender of certificates representing such shares of TR Stock deliver to the person for whose account such shares of TR Stock were so surrendered, or to the nominee or nominees of such person, certificates representing the number of shares of General Stock or cash or a combination thereof to which such person shall be entitled as aforesaid, together with any fractional share payment contemplated by paragraph IV.B.2.c.(2).

                           (5) From and after the Exchange Date, all rights of
a holder of shares of TR Stock shall cease except for the right, upon surrender of the certificates representing such shares of TR Stock, to receive certificates representing shares of General Stock or cash or a combination thereof, together with any fractional share payment contemplated by paragraph IV.B.2.c.(2), and rights to dividends as provided in paragraph IV.B.2.c.(3). No holder of a certificate that immediately prior to the Exchange Date represented shares of TR Stock shall be entitled to receive any dividend or other distribution with respect to the General Stock to be issued in exchange until surrender of such holder's certificate for a certificate or certificates representing shares of General Stock (unless the Corporation shall waive such requirement). Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Exchange Date, but that were not paid by reason of the foregoing, with respect to the number of shares of General Stock represented by the certificate or certificates issued upon such surrender. From and after the Exchange Date, the Corporation shall, however, be entitled to treat the certificates for TR Stock that have not yet been surrendered for exchange as evidencing the ownership of the number of shares of General Stock for which the shares of TR Stock represented by such certificates shall have been exchanged, notwithstanding the failure to surrender such certificates.

                           (6) The Corporation will pay any and all documentary,
stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of General Stock in exchange for shares of TR Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of any shares of General Stock issued in exchange in a name other than that in which the shares of TR Stock so exchanged were registered and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

                            (7) After the Exchange Date, any share of TR Stock
issued upon conversion or exercise of any Convertible Security shall, immediately upon issuance pursuant to such conversion or exercise and without any notice or any other action on the part of the Corporation or its Board of Directors or the holder of such share of TR Stock, be exchanged for the number of shares of General Stock or cash or combination thereof (together with any payments in lieu of fractional shares or dividends, if any) that a holder of such Convertible Security would have been entitled to receive pursuant to the terms of such Convertible Security had such terms provided that the conversion privilege in effect immediately prior to any exchange by the Corporation of any shares of TR Stock for shares of any other capital stock of the Corporation would be adjusted so that the holder of any such Convertible Security thereafter surrendered for conversion would be entitled to receive the number of shares of capital stock of the Corporation he or she would have owned immediately following such action had such Convertible Security been converted immediately prior to such exchange. The foregoing provisions shall not apply to the extent that equivalent adjustments are otherwise made pursuant to the provisions of such Convertible Security.

         3.       VOTING RIGHTS

                  A. GENERAL STOCK. The holders of General Stock, voting together with the holders of TR Stock as a single class of stock, shall have the exclusive right to vote for the election of directors and on all other matters requiring action by the stockholders or submitted to the stockholders for action, except as may be determined by the Board of Directors in establishing any series of Preferred Stock or as may otherwise be required by law. Each share of the General Stock shall entitle the holder thereof to one vote.

                  B. TR STOCK. The holders of TR Stock, voting together with the holders of General Stock as a single class of stock, shall have the exclusive right to vote for the election of directors and on all other matters requiring action by the stockholders or submitted to the stockholders for action, except as may be determined by the Board of Directors in establishing any series of Preferred Stock or as may otherwise be required by law. Each share of TR Stock shall entitle the holder thereof to .29 votes from the Effective Date through December 31, 1996. On January 1, 1997 and on each January 1 every two years thereafter, the number of votes to which the holder of each share of TR Stock shall be entitled shall be adjusted and fixed for two-year periods to equal the quotient (expressed as a decimal and rounded to the nearest two decimal places) obtained by dividing (i) the Fair Market Value of one share of TR Stock by (ii) Fair Market Value of one share of General Stock as of such date. If no shares of General Stock are outstanding on such date, or if shares of TR Stock are entitled to vote separately as a class, each share of TR Stock shall have one vote.

                  C. VOTING OF CONTROLLED SHARES. Shares of any class of common stock held by a corporation or other entity controlled by the Corporation (other than an employee benefit plan) shall be voted on any proposal requiring a vote of the holders of such class in the same proportion as votes are cast for or against such proposal by all other holders of such class.

                  D. SPECIAL VOTING RIGHTS. The Corporation shall not, without approval by the holders of the affected class of common stock at a meeting at which a quorum is present and the votes cast in favor of the proposal exceed those cast against:

                            (1) allow any proceeds from the Disposition of the
properties or assets allocated to any Division represented by such class of common stock to be used in the business of any other Division not represented by such class of common stock without fair compensation being allocated to the Division whose properties or assets are disposed of as determined by the Board of Directors;

                            (2) allow any properties or assets allocated to any
Division represented by a class of common stock to be used in the business of any other Division not represented by such class of common stock or for the declaration or payment of any dividend or distribution on any such other class of common stock without fair compensation being allocated to the Division to which such properties or assets were allocated as determined by the Board of Directors;

                            (3) issue, sell or otherwise distribute shares of
either class of common stock without allocating the proceeds or other benefits of such issuance, sale or distribution to the Division represented by such class of common stock; PROVIDED, HOWEVER, that the Corporation may without such approval issue General Designated Shares and TR Designated Shares;

                            (4) change the rights or preferences of any class of
common stock so as to affect the class adversely; or

                            (5) effect any merger or business combination
involving the Corporation as a result of which (a) the holders of all classes of common stock of the Corporation shall no longer own, directly or indirectly, at least fifty percent (50%) of the voting power of the surviving corporation and (b) the holders of all classes of common stock of the Corporation do not receive the same form of consideration, distributed among such holders in proportion to the Market Capitalization of each class of common stock as of the date of the first public announcement of such merger or business combination.

         4.       LIQUIDATION, DISSOLUTION OR WINDING UP

         Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the rights of the holders of General Stock and TR Stock shall be as follows:

                  a. After the Corporation has satisfied or made provision for its debts and obligations and for the payment to the holders of shares of any class or series of capital stock having preferential rights to receive distributions of the net assets of the Corporation (including any accumulated and unpaid dividends), the holders of General Stock and TR Stock shall be entitled to receive the net assets of the Corporation remaining for distribution, on a per share basis in proportion to the respective liquidation units per share of such class. Each share of General Stock shall have one liquidation unit and each share of TR Stock shall, subject to paragraph b. below, have the number of liquidation units equal to the number of votes to which one share of TR Stock is entitled on the Effective Date.

                  b. For the purposes of paragraph IV.B.4.a., any merger or business combination involving the Corporation or any sale of all or substantially all of the assets of the Corporation shall not be treated as a liquidation.

         5.       ADJUSTMENTS RELATIVE TO VOTING RIGHTS AND LIQUIDATION

         If after the Effective Date, the Corporation shall in any manner subdivide (by stock split, reclassification or otherwise) or combine (by reverse stock split, reclassification or otherwise) the outstanding shares of General Stock or TR Stock, or pay a dividend or make a distribution in shares of any class of common stock to holders of such class, the per share voting rights and the liquidation units of TR Stock shall be appropriately adjusted so as to avoid dilution in the aggregate voting and liquidation rights of either class. The issuance by the Corporation of shares of any class of common stock (whether by a dividend or otherwise) to the holders of any other class of common stock shall not require adjustment pursuant to this paragraph.

         6.       RANK

         The General Stock and TR Stock shall rank junior with respect to the payment of dividends and the distribution of assets to all series of the Corporation's Preferred Stock that specifically provide that they shall rank prior to the General Stock and TR Stock. Nothing herein shall preclude the Board from creating any series of Preferred Stock ranking on a parity with or prior to the General Stock and TR Stock as to the payment of dividends or the distribution of assets.

         7.       FRACTIONAL SHARES

         The General Stock and the TR Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of the General Stock and the TR Stock, respectively.

         8.       DEFINITIONS

         As used in these Articles of Organization, the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless another definition is provided or the context otherwise requires:

                  a. "Available General Dividend Amount," on any date, shall mean the greater of:

                  (a) the excess of

                           (i) the greater of (x) the fair value on such date of
the net assets of the General Division and (y) an amount equal to $335,378,000 (stockholders' equity allocated to the General Division at June 30,
1994), such dollar amount to be increased or decreased, as appropriate, to reflect, after June 30, 1994, (A) the Earnings Attributable to the General Division, (B) any dividends or other distributions (including by reclassification or exchange) declared or paid with respect to, or repurchases or issuances of, any shares of General Stock or any other class of capital stock attributed to the General Division, but excluding dividends or other distributions paid in shares of General Stock to the holders thereof or in shares of any other class of capital stock attributed to the General Division to the holders thereof, and (C) any other adjustments to the stockholders' equity of the General Division made in accordance with generally accepted accounting principles, over

                           (ii) the sum of (x) the aggregate par value of all
outstanding shares of General Stock and any other class of capital stock attributed to the General Division and (y) unless these Articles of Organization permit otherwise, the aggregate amount that would be needed to satisfy any preferential rights to which holders of all outstanding Preferred Stock attributed to the General Division are entitled upon dissolution of the Corporation in excess of the aggregate par value of such Preferred Stock, provided that such excess shall be reduced by any amount necessary to enable the General Division to pay its debts as they become due, and

                  (b) the amount legally available for the payment of dividends determined in accordance with Massachusetts law applied as if the General Division were a separate corporation.


                   b. "Available Tissue Repair Dividend Amount," on any date, shall mean the greater of:

                  (a) the excess of

                           (i) the greater of (x) the fair value on such date of
the net assets of the Tissue Repair Division and (y) an amount equal to $28,712,000 (stockholders' equity allocated to the Tissue Repair Division at June 30, 1994), such dollar amount to be increased or decreased, as appropriate, to reflect, after June 30, 1994, (A) the Earnings Attributable to the Tissue Repair Division, (B) any dividends or other distributions (including by reclassification or exchange) declared or paid with respect to, or repurchases or issuances of, any shares of TR Stock or any other class of capital stock attributed to the Tissue Repair Division, but excluding dividends or other distributions paid in shares of TR Stock to the holders thereof or in shares of any other class of capital stock attributed to the Tissue Repair Division to the holders thereof, and (C) any other adjustments to the stockholders' equity of the Tissue Repair Division made in accordance with generally accepted accounting principles, over

                           (ii) the sum of (x) the aggregate par value of all
outstanding shares of TR Stock and any other class of capital stock attributed to the Tissue Repair Division and (y) unless these Articles of Organization permit otherwise, the aggregate amount that would be needed to satisfy any preferential rights to which holders of all outstanding Preferred Stock attributed to the Tissue Repair Division are entitled upon dissolution of the Corporation in excess of the aggregate par value of such Preferred Stock, provided that such excess shall be reduced by any amount necessary to enable the Tissue Repair Division to pay its debts as they become due, and

                  (b) the amount legally available for the payment of dividends determined in accordance with Massachusetts law applied as if the Tissue Repair Division were a separate corporation.

                  c. "Business Day" shall mean each weekday other than any day on which any relevant class of common stock is not traded on any national securities exchange or the National Association of Securities Dealers Automated Quotations National Market System or in the over-the-counter market.

                  d. "Convertible Securities" shall mean any securities (including employee stock options) of the Corporation that are convertible into or evidence the right to purchase any shares of any class of common stock.

                  e. "Disposition" shall mean the sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of any properties or assets, other than by pledge, hypothecation or grant of any security interest in such properties or assets.

                  f. "Earnings Attributable" to a particular Division for any period, shall mean the net income or loss of such Division for such period (or for the fiscal periods of the Corporation commencing prior to the Effective Date and after June 30, 1994, pro forma net income or loss of such Division as if the Effective Date were June 30, 1994) determined in accordance with generally accepted accounting principles, with all income and expenses of the Corporation being allocated between Divisions in a reasonable and consistent manner in accordance with policies adopted by the Board of Directors; PROVIDED, HOWEVER, that as of the end of any fiscal quarter of the Corporation, any projected annual tax benefit attributable to any Division that cannot be utilized by such Division to offset or reduce its allocated tax liability may be allocated to any other Division without any compensating payment or allocation.

                  g. "Effective Date" shall mean the date on which this Amendment to the Articles of Organization shall become effective.

                  h. "Exchange Date" shall mean the date, if any, fixed for the exchange of shares of TR Stock, as set forth in a notice to holders of TR
Stock pursuant to paragraph IV.B.2.c.(1).

                  i. "Fair Market Value" as to shares of any class of stock shall as of any date mean the average of the daily closing prices for the 20 consecutive trading days commencing on the 30th trading day prior to such date. The closing price for each day shall be (x) if the shares of such class of stock are listed or admitted to trading on a national securities exchange, the closing price on the New York Stock Exchange Composite Tape (or any successor composite tape reporting transactions on national securities exchanges) or, if such composite tape shall not be in use or shall not report transactions in such shares, the last reported sales price regular way on the principal national securities exchange on which such shares are listed or admitted to trading (which shall be the national securities exchange on which the greatest number of shares of such class of stock has been traded during such consecutive trading days), or, if there is no such sale on any such day, the mean of the bid and asked prices on such day, or (y) if such shares are not listed or admitted to trading on any such exchange, the closing price, if reported, or, if the closing price is not reported, the mean of the closing bid and asked prices as reported by the National Association of Securities Dealers Automated Quotations National Market System or a similar source selected from time to time by the Corporation for the purpose. In the event such closing prices are unavailable, Fair Market Value shall be determined by the Board of Directors.

                  j. "General Division" shall mean, at any time, the Corporation's interest in (i) all of the businesses, products, development programs or research projects in which the Corporation or any of its subsidiaries (or any of their predecessors or successors) is or has been engaged, directly or indirectly, other than those allocated to the Tissue Repair Division; and (ii) all assets and liabilities of the Corporation to the extent allocated to any such businesses, products, development programs or research projects in accordance with generally accepted accounting principles consistently applied for all of the Corporation's business units. From and after the date on which all of the outstanding shares of TR Stock are exchanged for shares of General Stock, cash or a combination thereof, all of the businesses, products, development programs, research projects, assets and liabilities of the Tissue Repair Division shall be included in the General Division. The General Division shall be represented by the General Stock.

                  k. "General Designated Shares" as of any date shall mean a number of shares of General Stock that shall initially be zero, which number shall be subject to adjustment as provided in the next sentence. The number of General Designated Shares shall from time to time be

                           (i) adjusted as appropriate to reflect subdivisions
(by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the General Stock and dividends or distributions of shares of General Stock to holders of General Stock and other reclassifications of General Stock,

                           (ii) decreased by (A) the number of any shares of
General Stock issued by the Corporation, the proceeds of which are allocated to the Tissue Repair Division, (B) the number of any shares of General Stock issued upon the exercise or conversion of Convertible Securities attributed to the Tissue Repair Division, (C) the number of any shares of General Stock issued by the Corporation as a dividend or distribution or by reclassification, exchange or otherwise to holders of TR Stock, and (D) the number equal to the fair value (as determined by the Board of Directors) of assets or properties allocated to the General Division that are reallocated to the Tissue Repair Division (other than reallocations that represent sales at fair value between such Divisions) divided by the Fair Market Value of one share of General Stock as of such date, and

                           (iii) increased by (A) the number of any outstanding
shares of General Stock repurchased by the Corporation, the consideration for which was allocated to the Tissue Repair Division, and (B) the number equal to the fair value (as determined by the Board of Directors) of assets or properties allocated to the Tissue Repair Division that are reallocated to the General Division (other than reallocations that represent sales at fair value between such Divisions) divided by the Fair Market Value of one share of General Stock as of the date of such reallocation;

PROVIDED that no adjustment shall be made pursuant to clause (ii)(D) if the Board of Directors elects instead to make the adjustment set forth in clause
(iii)(B) or (C) of the definition of TR Designated Shares and PROVIDED, FURTHER that the Corporation shall take no action which would have the effect of reducing the General Designated Shares to a number which is less than zero. Within 45 days after the end of each fiscal quarter of the Corporation, the Corporation shall prepare and file a statement of such change with the transfer agent for the General Stock and with the Clerk of the Corporation.

                  l. "Market Capitalization" of any class of common stock on any date shall mean the product of (i) the Fair Market Value of one share of such class of common stock on such date and (ii) the number of shares of such class of common stock outstanding on such date.

                  m. "Tissue Repair Division" shall mean, at any time, the Corporation's interest in (i) the following businesses, products, development programs or research projects: (A) Vianain[Registered Trademark] for debridement of necrotic or damaged tissue; (B) TGF-(beta)2 for all indications licensed from Celtrix Pharmaceuticals, Inc. on the Effective Date; (C) Epicel[Trademark] cultured epithelial cell autografts for tissue replacement or repair, including but not limited to skin, ocular or oral tissue; (D) Acticel[Trademark] cultured epithelial cell allografts for tissue replacement or repair, including but not limited to skin, ocular or oral tissue; (E) Chondrograft cultured chondrocyte auto- and allografts; (F) tissue-type plasminogen activator ("tPA") for all tissue repair indications licensed by the Corporation from Genentech, Inc. on the Effective Date; (G) the leukocyte-derived growth factor ("LDGF") research program; (H) the dermal replacement research program; (I) the cultured fibroblast dermal replacement research program and (J) the research program on cultured keratinocyte or fibroblast cell extracts or derivatives, each as being conducted by the Corporation on the Effective Date; (ii) all assets and liabilities of the Corporation to the extent allocated to any such businesses, products, development programs or research projects in accordance with generally accepted accounting principles consistently applied for all of the Corporation's business units; and (iii) such businesses, products, development programs or research projects developed in, or acquired by the Corporation for, the Tissue Repair Division after the Effective Date, in each case as determined by the Board of Directors; PROVIDED, HOWEVER, that, from and after any

Disposition or transfer to the General Division of any business, product, development program, research project, assets or properties, the Tissue Repair Division shall no longer include the business, product, development program, research project, assets or properties so disposed of or transferred. The Tissue Repair Division shall be represented by the TR Stock.

                       n. "TR Designated Shares" as of any date shall mean a number of shares of TR Stock that shall initially be 5,000,000, which number shall be subject to adjustment as provided in the next sentence. The number of TR Designated Shares shall from time to time be

                           (i) adjusted as appropriate to reflect subdivisions
(by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the TR Stock and dividends or distributions of shares of TR Stock to holders of TR Stock and other reclassifications of TR Stock,

                           (ii) decreased by (A) the number of any shares of TR
Stock issued by the Corporation, the proceeds of which are allocated to the General Division, (B) the number of any shares of TR Stock issued upon the exercise or conversion of Convertible Securities attributed to the General Division, and (C) the number of any shares of TR Stock issued by the Corporation as a dividend or distribution or by reclassification, exchange or otherwise to holders of General Stock, and

                           (iii) increased by (A) the number of any outstanding
shares of TR Stock repurchased by the Corporation, the consideration for which was allocated to the General Division, (B) one for each $10.00 reallocated from the General Division to the Tissue Repair Division from time to time in satisfaction of the funding commitment or the purchase option of the General Division set forth in sections 4.17 and 4.18 of the Agreement and Plan of Reorganization among the Corporation, Phoenix Acquisition Corporation and BioSurface Technology, Inc. dated as of July 25, 1994, up to a maximum $30,000,000, and (C) the number equal to the fair value (as determined by the Board of Directors) of assets or properties allocated to the General Division that are reallocated to the Tissue Repair Division (other than reallocations that represent sales at fair value between such Divisions or reallocations described in the foregoing clause (B)) divided by the Fair Market Value of one share of TR Stock as of the date of such reallocation;

PROVIDED, that the Corporation shall take no action which would have the effect of reducing the TR Designated Shares to a number which is less than zero. Within 45 days after the end of each fiscal quarter of the Corporation, the Corporation shall prepare and file a statement of such change with the transfer agent for the TR Stock and with the Clerk of the Corporation.

         9.       DETERMINATIONS BY THE BOARD OF DIRECTORS

         Any determinations with respect to any Division or the rights of holders of any series of common stock made by the Board of Directors of the Corporation in good faith pursuant to or in furtherance of any provision of this paragraph B. shall be final and binding on all stockholders of the Corporation.

C.       DESCRIPTION OF THE PREFERRED STOCK

         1.       UNDESIGNATED PREFERRED STOCK

         Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors may determine, in whole or in part, the preferences, voting powers, qualifications and special or relative rights or privileges of any such series before the issuance of any shares of that series. The Board of Directors shall determine the number of shares constituting each series of Preferred Stock and each series shall have a distinguishing designation.

         2.       SERIES A AND SERIES B JUNIOR PARTICIPATING PREFERRED STOCK

         By vote adopted October 13, 1994 pursuant to paragraph IV(C)(1) of this Corporation's Articles of Organization, the Board of Directors established two series of Preferred Stock of the Corporation with the following designations, powers, preferences and rights:


         1. AUTHORIZED AMOUNTS AND DESIGNATIONS. One million shares of Preferred Stock of the Corporation are designated as Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") and 400,000 shares of Preferred Stock are designated as Series B Junior Participating Preferred Stock (the "Series B Preferred Stock," and together with the Series A Preferred Stock, the "Junior Preferred Stock"). To the extent legally permitted, such numbers of shares may be increased or decreased by vote of the Board of Directors, provided that no decrease shall reduce the number of shares of Junior Preferred Stock of either series to a number less than the number of shares of such series then outstanding plus the number of shares of such series reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into such series of Junior Preferred Stock.

         2.  DIVIDENDS AND DISTRIBUTIONS.

         (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the Junior Preferred Stock with respect to dividends, the holders of shares of Junior Preferred Stock, in preference to the holders of General Division Common Stock (the "General Stock") and Tissue Repair Division Common Stock (the "TR Stock" and together with the General Stock, the "Common Shares") of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend on Common Shares payable in Common Shares of the same class or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the General Stock in the case of the Series A Preferred Stock and on the TR Stock in the case of the Series B Preferred Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Junior Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on any class of Common Shares payable in Common Shares of the same class, or effect a subdivision or combination or consolidation of the outstanding Common Shares of any class (by reclassification or otherwise than by payment of a dividend in the same class of Common Shares) into a greater or lesser number of Common Shares of such class, then in each such case the amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction,
(i) the numerator of which is the number of shares of General Stock outstanding immediately after such event and the denominator of which is the number of shares of General Stock that were outstanding immediately prior to such event in the case of the Series A Preferred Stock, and (ii) the numerator of which is the number of shares of TR Stock outstanding immediately after such event and the denominator of which is the number of shares of TR Stock that were outstanding immediately prior to such event in the case of the Series B Preferred Stock.

         (B) The Corporation shall declare a dividend or distribution on the Junior Preferred Stock as provided in paragraph (A) of this Section 2 immediately after it declares a dividend or distribution on any class of Common Shares (other than a dividend payable in Common Shares of such class), provided that, in the event no dividend or distribution shall have been declared on the General Stock or the TR Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock or the Series B Stock, as the case may be, shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

         (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

         3. VOTING RIGHTS. The holders of shares of Junior Preferred Stock shall have the following voting rights:

         (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation and each share of Series B Preferred Stock shall entitle the holder thereof to 100 times the number of votes to which the holder of each outstanding share of TR Stock is then entitled on all such matters. In the event the Corporation shall at any time declare or pay any dividend on any class of Common Shares payable in Common Shares of such class, or effect a subdivision or combination or consolidation of the outstanding Common Shares of any class (by reclassification or otherwise than by payment of a dividend in Common Shares of such class) into a greater or lesser number of Common Shares of such class, then in each such case the number of votes per share to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, (i) the numerator of which is the number of shares of General Stock outstanding immediately after such event and the denominator of which is the number of shares of General Stock that were outstanding immediately prior to such event in the case of the Series A Preferred Shares, and (ii) the numerator of which is the number of shares of TR Stock outstanding immediately after such event and the denominator of which is the number of shares of TR Stock that were outstanding immediately prior to such event in the case of the Series B Preferred Stock.

         (B) Except as otherwise provided herein, in the Articles of Organization, in any other vote of the Board of Directors of the Corporation creating a series of Preferred Stock, or by law, the holders of shares of Junior Preferred Stock and the holders of Common Shares and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

         (C) Except as set forth herein or as otherwise provided by law, holders of Junior Preferred Stock shall have no voting rights.

         4.  CERTAIN RESTRICTIONS.

         (A) Whenever quarterly dividends or other dividends or distributions payable on the Junior Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

              (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock;

             (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except dividends paid ratably on the Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

            (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Junior Preferred Stock; or

             (iv) redeem, purchase or otherwise acquire for consideration any shares of Junior Preferred Stock, or any shares of stock ranking on a parity with the Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

         (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this section 4 purchase or otherwise acquire such shares at such time and in such manner.

         5. REACQUIRED SHARES. Any shares of Junior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein, in the Articles of Organization, in any other vote of the Board of Directors of the Corporation creating a series of Preferred Stock, or as otherwise required by law.

         6. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock unless, prior thereto, the holders of shares of Junior Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Junior Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of General Stock in the case of the Series A Preferred Stock and 100 times the aggregate amount to be distributed per share to the holders of shares of TR Stock in the case of the Series B Preferred Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except distributions made ratably on the Junior Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on any class of Common Shares payable in Common Shares of such class, or effect a subdivision or combination or consolidation of the outstanding Common Shares of any class (by reclassification or otherwise than by payment of a dividend in Common Shares of such class) into a greater or lesser number of Common Shares of such class, then in each such case the aggregate amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, (i) the numerator of which is the number of shares of General Stock outstanding immediately after such event and the denominator of which is the number of shares of General Stock that were outstanding immediately prior to such event in the case of the Series A Preferred Stock, and (ii) the numerator of which is the number of shares of TR Stock outstanding immediately after such event and the denominator of which is the number of shares of TR Stock that were outstanding immediately prior to such event in the case of the Series B Preferred Stock.

         7. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which Common Shares are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock and Series B Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of General Stock and TR Stock, respectively, is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on any class of Common Shares payable in Common Shares of such class, or effect a subdivision or combination or consolidation of the outstanding shares of any class of Common Shares (by reclassification or otherwise than by payment of a dividend in shares of Common Shares of such class) into a greater or lesser number of Common Shares of such class, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction, (i) the numerator of which is the number of shares of General Stock outstanding immediately after such event and the denominator of which is the number of shares of General Stock that were outstanding immediately prior to such event in the case of the Series A Preferred Stock, and (ii) the numerator of which is the number of shares of TR Stock outstanding immediately after such event and the denominator of which is the number of shares of TR Stock that were outstanding immediately prior to such event in the case of the Series B Preferred Stock.

         8. REDEMPTION. The shares of Junior Preferred Stock shall not be redeemable.

         9. RANK. The Series A Preferred Stock and the Series B Preferred Stock shall rank equally with respect to the payment of dividends and the distribution of assets. The Junior Preferred Stock shall rank junior with respect to the payment of dividends and the distribution of assets to all series of the Corporation's Preferred Stock that specifically provide that they shall rank prior to the Junior Preferred Stock. Nothing herein shall preclude the Board from creating any series of Preferred Stock ranking on a parity with or prior to the Junior Preferred Stock as to the payment of dividends or the distribution of assets.

    10. AMENDMENT. The Articles of Organization of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock or the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Stock or Series B Preferred Stock, respectively, voting together as a single series.

    11. FRACTIONAL SHARES. The Junior Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of the Junior Preferred Stock.

                                   ARTICLE VI

                             OTHER LAWFUL PROVISIONS
                             -----------------------

A.       BOARD OF DIRECTORS
         ------------------

         1. CLASSIFICATION. The directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one class expiring each year. The initial directors of all classes shall be elected by the incorporator and shall serve until their respective successors shall be elected and shall qualify. Thereafter, the directors of the first class shall be elected to hold office for a term expiring at the first annual meeting of stockholders, the directors of the second class shall be elected to hold office for a term expiring at the second annual meeting of stockholders and the directors of the third class shall be elected to hold office for a term expiring at the third annual meeting of stockholders. At each annual meeting of stockholders, successors to the class of directors whose term expires at that meeting shall be elected for a term expiring at the third annual meeting following their election and until their successors shall be elected and qualified, subject to prior death, resignation, retirement or removal. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the election, terms of office and other features of such directorships shall be governed by the terms of the vote establishing such series, and such directors so elected shall not be divided into classes pursuant to this Article VI unless expressly provided by such terms.

         2. VACANCIES. Except as otherwise determined by the Board of Directors in establishing a series of Preferred Stock as to directors elected by holders of such series, any vacancies in the Board of Directors, including a vacancy resulting from the enlargement of the Board, may be filled by the directors then in office, though less than a quorum. Each director so chosen to fill a vacancy shall be elected to complete the term of office of the director who is being succeeded. In the case of any election of a new director to fill a directorship created by an enlargement of the Board, the Board shall in such election assign the class of directors to which such additional director is being elected, and each director so elected shall hold office for the same term as the other members of the class to which the director is assigned.

         3. REMOVAL. Except as otherwise determined by the Board of Directors in establishing a series of Preferred Stock as to directors elected by holders of such series, at any special meeting of the stockholders called at least in part for the purpose, any director or directors may, by the affirmative vote of the holders of at least a majority of the stock entitled to vote for the election of directors, be removed from office for cause. The provisions of this subsection shall be the exclusive method for the removal of directors.

B.       STOCKHOLDER VOTE REQUIRED FOR CERTAIN ACTIONS
         ---------------------------------------------

         The Corporation, by vote of a majority of the stock outstanding and entitled to vote thereon may (i) authorize any amendment to these Articles of Organization, (ii) authorize the sale, lease or exchange of all or substantially all of the Corporation's property and assets, including its goodwill and (iii) approve a merger or consolidation of the Corporation with or into any other corporation; so long as such amendment, sale, lease, exchange, merger or consolidation shall have been approved by the Board of Directors.

C.       ADDITIONAL PROVISIONS
         ---------------------

         1. Meetings of the stockholders may be held anywhere within the United State.

         2. No contract or other transaction of this corporation with any other person, corporation, association, or partnership shall be affected or invalidated by the fact that (i) this corporation is a stockholder or partner in such other corporation, association, or partnership, or (ii) any one or more of the officers or directors of this corporation is an officer, director or partner of such other corporation, association or partnership, or (iii) any officer or director of this corporation, individually or jointly with others, is a party to or is interested in such contract or transaction. Any director of this corporation may be counted in determining the existence of a quorum at any meeting of the board of directors for the purpose of authorizing or ratifying any such contract or transaction, and may vote thereon, with like force and effect as if he were not so interested or were not an officer, director, or partner of such other corporation, association, or partnership.

         3. The corporation may be a partner in any business enterprise which it would have power to conduct itself.

         4. The by-laws may provide that the directors may make, amend, or repeal the by-laws in whole or in part, except with respect to any provision thereof which by law, these Articles of Organization, or the by-laws requires action by the stockholders.

         5. A director shall not be liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is not permitted under the Massachusetts Business Corporation Law as in effect when such liability is determined. No amendment or repeal of this provision shall deprive a director of the benefits hereof with respect to any act or omission occurring prior to such amendment or repeal.

         6. Except as otherwise required by law, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly called annual or special meeting of such holders and may not be taken by any consent in writing by such holders.

                        THE COMMONWEALTH OF MASSACHUSETTS
                 OFFICE OF THE MASSACHUSETTS SECRETARY OF STATE
                       MICHAEL JOSEPH CONNOLLY, SECRETARY
                    ONE ASHBURTON PLACE, BOSTON, MASS. 02108
                                                          FEDERAL IDENTIFICATION
                                                          NO. 06-1047163

                  CERTIFICATE OF VOTE OF DIRECTORS ESTABLISHING
                          A SERIES OF A CLASS OF STOCK

                     General Laws, Chapter 156B, Section 26



                               ------------------


            We, Henri A. Termeer, President and Peter Wirth, Clerk of

                               Genzyme Corporation

located at One Kendall Square, Cambridge, MA 02139 do hereby certify that at a meeting of the directors of the corporation held on January 30, 1997, the following vote establishing and designating a series of a class of stock and determining the relative rights and preferences thereof was duly adopted:

To approve, pursuant to paragraph IV(c)(1) of the Company's Articles of Organization an increase in the number of shares of Preferred Stock of the Company designated as Series A Junior Participating Preferred Stock in paragraph IV(c)(2)1. of the Company's Articles of Organization from 1,000,000 shares to 2,000,000 shares and to authorize the appropriate officers of the Company to execute and file an appropriate form reflecting such increase with the Secretary of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereto signed our names this 14th day of February in the year of 1997.



/s/Henri A. Termeer       , President
--------------------------
Henri A. Termeer


/s/Peter Wirth            , Clerk
--------------------------
Peter Wirth

                        THE COMMONWEALTH OF MASSACHUSETTS

                  CERTIFICATE OF VOTE OF DIRECTORS ESTABLISHING
                          A SERIES OF A CLASS OF STOCK

                    (General Laws, Chapter 156B, Section 26)

                I hereby approve the within certificate and, the

                       filing fee in the amount of $100.00

             having been paid, said certificate is hereby filed this

                           14th day of February, 1997.






                                                         MICHAEL JOSEPH CONNOLLY
                                                          Secretary of State





                         TO BE FILLED IN BY CORPORATION

                      Photocopy of Certificate to be sent

                         TO:     Elizabeth A. Claffey
                                 Palmer & Dodge LLP
                                 One Beacon Street
                                 Boston, MA 02108

                            Telephone: (617) 573-0517